Exhibit 10.2

enGene USA, Inc.

200 Fifth Avenue, Suite 4020

Waltham, Massachusetts 02451

July 23, 2024

Jason D. Hanson

Re: Amendment to Transition and Modification Agreement

On or about February 13, 2024, you and the Company entered into a Transition and Modification Agreement (the “Agreement”). For good and valuable consideration, you and the Company have agreed to amend the Agreement as set forth in this letter agreement (the “Amendment”). Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

Subject to Board approval, the amount you are eligible to receive pursuant to Section 6(c)(iii) of your Employment Agreement, as amended by the Agreement and this Amendment, shall be $390,000, less applicable tax withholdings. Your eligibility for this payment is subject to all other applicable terms and conditions set forth in the Agreement and the Employment Agreement, including but not limited to your timely execution and non-revocation of the Release.

Except as set forth in this Amendment, the Agreement shall remain in full force and effect according to its terms. Any further amendment or other modification to the Agreement must be mutually agreed upon by the parties, in writing and executed by both parties. This Amendment may be signed in counterparts, each of which shall be an original with the same effect as if the signatures were upon the same instrument.

Please sign below and return to the Company to indicate your acceptance of the terms set forth herein, and once executed by each of the Company and you, this Amendment shall constitute a binding agreement between the Company and you.

Sincerely, enGene USA, Inc.

By:	/s/ Lee G. Giguere
Name: Lee G. Giguere
Title: Chief Legal Officer & Secretary

Accepted and Agreed:

/s/ Jason D. Hanson
Jason D. Hanson